EXHIBIT 11.1


                  COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK
                  -------------------------------------------------

                                                                                  Year Ended December 31,
                                                                                  -----------------------

                                                                           1997             1996             1995
                                                                           ----             ----             ----
                                                                            (In thousands, except per share data)
     Basic earnings per share:
       Net income                                                        $293,147         $259,042         $226,475
       Weighted average shares outstanding                                162,173          161,858          161,306
       Basic earnings per share:                                            $1.81            $1.60            $1.40

     Diluted earnings per share:
       Net income                                                        $293,147         $259,042         $226,475
       Minority interest in income of subsidiary trust, net of tax            923                -                -
                                                                         --------         --------         --------
       Net income, assuming conversion of all
         applicable securities                                           $294,070         $259,042         $226,475

       Weighted average shares outstanding                                162,173          161,858          161,306
       Incremental common shares applicable to common stock
         options based on the average market price during the period          622              423              318
       Average common shares issuable assuming conversion of the
         Company-Obligated Mandatorily Redeemable Convertible
         Preferred Securities of a Subsidiary Trust                           513                -                -
                                                                         --------         --------         --------
       Weighted average shares outstanding assuming full dilution         163,308          162,281          161,624

       Diluted earnings per share, assuming conversion of all
         applicable securities                                              $1.80            $1.60            $1.40

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